Exhibit 4.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.  THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: [$______]	Issue Date: February 2, 2015

LINGERIE FIGHTING CHAMPOINSHIPS, INC.

5% CONVERTIBLE PROMISSORY NOTE

            FOR VALUE RECEIVED, LINGERIE FIGHTING CHAMPIONSHIPS, INC., a corporation organized under the laws of the State of Nevada (hereinafter called "Borrower" or the "Company"), hereby promises to pay [_], or his permitted registered assigns or successors in interest or order (the "Holder"), without demand, the sum of [___________________________ (US$______)] (the "Principal Amount"), with simple interest at the annual rate of five percent (5%) on the Maturity Date (as hereinafter defined) if and to the extent not sooner paid or converted.  The "Maturity Date" of this Note shall be September 31, 2015 subject to acceleration as provided in Section 2 hereof.  This Note (the "Note") may be repaid early upon 30 business days advance notice to the Borrower.  This Note is convertible into the Company's Common Stock (the "Conversion Shares") at a conversion price of $.001 per share (the "Conversion Price") (subject to adjustment, as provided herein).

This Note is one of several separate identical Notes issued at or about the date hereof, for an aggregate principal amount of $5,250, convertible into an aggregate of 5,250,000 Conversion Shares of the Company (or its successor in interest) all of which shall be repaid and converted and treated pari pasu with one another and senior in priority and repayment to all other notes or similar debts of the Borrower, unless agreed to otherwise by the Holder(s) thereof.  This Note is a senior obligation of the Borrower, and constitutes an unconditional obligation of Borrower for the payment of money. The following terms shall apply to this Note:

ARTICLE I
INTEREST

1.1.              Interest Rate.   Interest on this Note shall be simple interest and accrue at the annual rate of five percent (5%) per annum.  Interest will be payable on the Maturity Date, accelerated or otherwise, at which time the Principal Amount and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.  All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable. Accrued interest on the outstanding Principal Amount shall be due and payable on the Maturity Date in cash.

1.2.              Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default (as defined below), which, if susceptible to cure is not cured within the cure periods (if any) set forth in Article II, otherwise then commencing from the end of the applicable cure period the annual interest rate on this Note shall (subject to the limitations set forth in Section 3.7) be the lesser of ten percent (10%) per annum or the highest rate permissible by law, and be due on demand.

1.2.              Note shall (subject to the limitations set forth in Section 3.7) be the lesser of ten percent (10%) per annum or the highest rate permissible by law, and be due on demand.

ARTICLE II

CONVERSION RIGHTS

2.1.            Holder's Conversion Rights. This Note may be mandatorily converted in the event of a merger, acquisition, share exchange or similar combination between the Company and a publicly reporting and trading corporation (the "Acquiror") with the shareholders of the Company, including the Holder, becoming the controlling shareholders of such acquiring company (a "Merger") or voluntarily converted at the discretion of the Holders in the event of a Default.

2.2.            Mechanics of Holder's Conversion.

(a)            In the event that the Holder elects to convert after a Default, any amounts outstanding under this Note into Common Stock the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") substantially in form as annexed as Exhibit A hereto,  together with the Holder's original Note to the Company, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount and accrued and unpaid interest, shall issued a replacement Note therefor, and shall deliver such replacement Note to the Holder in accordance with the requirements of the Purchase Agreement.

(b)            In the event of a Merger, this Note shall, without the requirement of any notice to any party or any action by any party,  be deemed automatically assumed and converted into shares of the Acquiror into such number of shares of the acquiring company as the Holder would have received had he/she/it converted immediately prior to the Closing of the Merger.

(c)            No fractional Conversion Shares shall be issued upon conversion of this Note. Instead of any fractional shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Voluntary Conversion Price or Mandatory Conversion Price then in effect.

2.3.            Adjustments to Conversion Price.

(a)            The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Voluntary Conversion Price or Mandatory Conversion Price.

            (b)            The Voluntary Conversion Price or Mandatory Conversion Price, as applicable, and number and kind of shares or other securities to be issued upon conversion shall be subject upon the happening of certain events while this conversion right remains outstanding, as follows:

i.            Merger, Sale of Assets, etc.  If (A) the Company effects any merger or  consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

ii.            Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

iii.            Stock Splits, Combinations and Dividends.  If the Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock by issuance of Common Stock, the Voluntary Conversion Price or the Mandatory Conversion Price, as applicable, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c)            Whenever a conversion price, whether a Voluntary Conversion Price or Mandatory Conversion Price, is adjusted pursuant to this Section 2.3, the Company shall promptly mail to the Holder a notice setting forth the Voluntary Conversion Price or Mandatory Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.5            Issuance of Replacement Note.  Upon any loss or destruction of this Note, a replacement Note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events of default (each, an "Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1            Failure to Pay Principal or Interest.  The Borrower fails to pay any the Principal Amount, interest or other sum due under this Note when due (including, without limitation, failure to repay the Note and interest in full upon the happening of a Qualified Offering),  and such failure continues for a period of five (5) calendar days after receipt by the Borrower of written notice of such default.

3.2            Breach of Covenant.  The Borrower materially breaches any covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of 10 business days after written notice to the Borrower from the Holder.

3.3            Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein or in its reports as filed with the Securities and Exchange Commission, shall be false or misleading in any material respect as of the Issue Date, except to the extent such representation or warranty is made as of a different date in which case such representation or warranty shall have been false or misleading in any material respect as of such date.

3.4            Receiver or Trustee.  The Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed and not dismissed within 30 calendar days.

3.5            Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $25,000 and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 30 calendar days.

3.6            Non-Payment.   A default by the Borrower under any one or more obligations (including, without limitation, any office lease or pre-existing loan currently outstanding) in an aggregate monetary amount in excess of $10,000 for more than 30 calendar days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

3.7            Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 60 calendar days of initiation.

3.8            Sale of Assets;Acquisisiton of Business. A disposition of all or substantially all of the assets of the Borrower, change in the business of the Borrower or acquisition of assets by the Borrower resulting in a material change in its business.

3.9            Use of Proceeds. Proceeds of this Note not being utilized substantially in accordance with the intended uses agreed to by the parties in writing, and for no other purposes.

In the event of Default, and in addition to any other remedies at law or in equity, the Holder may elect to convert all or a portion of the Note and enforce in collection the remaining part of this Note by its terms.

ARTICLE IV
MISCELLANEOUS

4.1            Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2            Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Borrower:                       Lingerie Fighting Championships, Inc.

                                                Attention:  Shaun Donnelly
eMail: shaun@lingeriefc.com

                          If to the Purchaser:

With a copy to:                               Mark Crone, Esq.
CKR Law, LLP
1330 Avenue of the Americas
New York, New York 10019
Fax:212-400-6901

4.3            Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented or reissued, then as so amended or supplemented or reissued.

4.4            Assignees.  This Note, and the conversion rights described herein, shall not be assignable by the Holder without the prior written consent of the Borrower, which shall not be unreasonably withheld. Subject to the restrictions of the preceding sentence, the rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assign, heirs, administrators and transferees of the parties.

4.5            Cost of Collection.  In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note,  Borrower shall pay the Holder hereof all costs of collection, or enforcement of the terms hereof, including attorneys' fees.

4.6            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the State Supreme Court of the State of New York, County of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.  THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY.

4.7            Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law (such as, without limitation, the usury laws), any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower, or if no further amounts are owed by the Borrower to the Holder, shall be refunded to the Borrower.  Borrower hereby irrevocable consents to the reformation of this Note, as may be necessary by a court of law, so as to enable enforcement of this Note pursuant to summary judgment or summary proceeding.  For avoidance of doubt, in the event that, for any reason, a finding by a court having jurisdiction over this Note is made that limits enforceability as a result of excessive interest or other origination or investment banking fees pursuant to the laws of any jurisdiction, then, such defense shall not be deemed to bar a summary proceeding or summary judgment on the Note but rather, the Note shall be fully and absolutely enforceable as to all principal and, the court having jurisdiction shall, after an inquest, have power to reform the Note so as to reduce interest amount to such amount as is immediately enforceable pursuant to summary judgment or summary proceeding and grant such award, plus any legal or enforcement fees of Holder(s).

4.8.            Construction and Enforcement. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note reflects an investment made by Holder or its assignor to the Borrower.  This Note is intended as, and shall be deemed an unconditional obligation of Borrower for the payment of money only and, without limitation to any other remedies of Holder (such as, without limitation, summary judgment after initiation of a proceeding, or equitable remedies), shall be enforceable against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder's rights hereunder or Borrower's obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

4.9            Redemption/Conversion.  (a) This Note may be prepaid by the Borrower, in whole or in part, at any time and from time to time, without premium or penalty, upon 20 days' prior written notice to the Holder, provided, however, that in the event of a pre-payment, the Note shall become convertible during the foregoing 20 day period.

4.10            Issuance of Replacement Note.  Upon any loss or destruction of this Note, a replacement Note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid.

4.11            Representations and Warranties; Due Authority.  The Borrower warrants and represents that: (i) the Borrower has the due authority to enter into, issue and perform its obligations under this Note, (ii) the entry into this Note has been duly authorized by the board of directors of the Borrower and all and all corporate actions and consents (including third party consents) necessary for the execution, delivery and performance by Borrower of its obligations hereunder have been obtained, (iii) the issuance by the Borrower of this Note does not conflict with or result in a default under, the Borrower's Articles of Incorporation, as amended and restated to date (including any certificates of designation thereto), its By-laws or any shareholders agreement to which it is a party or any other agreement to which the Borrower is a party or order that it is subject to.  This Note is fully enforceable against the Borrower.

4.12            Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[Signature pages follow]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 2nd day of February 2015.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

By:________________________________
Name: Shaun Donnelly
Title:  CEO

[Signature Page to 5% Convertible Promissory Note of Lingerie Fighting Championships, Inc.]